Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard Lascar Associates
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com

Susser Petroleum Partners LP Reports Fourth Quarter 2012 Results
Investor Call Scheduled Today at 10 a.m. ET

HOUSTON, February 27, 2013 - Susser Petroleum Partners LP (NYSE: SUSP), a wholesale distributor of motor fuels, today reported financial and operating results for the fourth quarter ended December 31, 2012.
Net income for the quarter was $8.6 million, or $0.39 per unit. Adjusted EBITDA(1) totaled $10.8 million and distributable cash flow(1) was $9.8 million. Total revenue for the quarter of $1,008.6 million increased by 4.5% over the prior year, primarily attributable to a 4.1% increase in total motor fuel gallons sold to 362.2 million.
Total gallons of motor fuel sold for the full year 2012 were 1.4 billion, up 10.5% from 2011. Net income reported for the full year was $17.6 million, which includes results of Susser Petroleum Company LLC (Predecessor) prior to the initial public offering of Susser Petroleum Partners LP (SUSP or the Partnership) and commencement of operations on September 25, 2012. For the 98-day period subsequent to the Partnership's IPO, net income was $9.2 million, or $0.42 per unit, and Adjusted EBITDA was $11.4 million. SUSP is providing selected supplemental information below to show comparable period-over-period results on a pro-forma basis.
“We are pleased with the solid results of our first full quarter as a publicly traded partnership,” said Sam L. Susser, Chairman and Chief Executive Officer. “During the fourth quarter, we paid out our first distribution, which reflected the six-day period we were in operations during the third quarter. We recently declared our first full quarterly distribution of $0.4375 per unit, payable on March 1.
“We are executing on our planned drop-down strategy, having completed the purchase and lease-back of 11 Stripes® convenience stores to date, including three in 2013,” Susser added. “We expect to complete the next four transactions by the end of April, and are currently planning to purchase the majority of new Stripes stores as they are completed for the balance of 2013.”

Fourth Quarter 2012 Compared to Pro Forma Fourth Quarter 2011
The analysis below compares actual fourth quarter 2012 results to pro forma fourth quarter 2011 results. The pro forma results reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2011. Please refer to the section below titled, “Factors Affecting Comparability and Explanation of Pro Forma Results” for additional information.
Revenue for the fourth quarter totaled $1,008.6 million, a 4.1 percent increase compared to $968.8 million (pro forma) in the comparable period of 2011. In the fourth quarter of 2012, 67.1 percent of revenues were generated from motor fuel sales to affiliates, 32.7 percent were from motor fuel sales to other third-parties, and 0.2 percent came from rental and other income.
Gross profit for the quarter totaled $14.6 million, a 13.8 percent increase compared to pro forma gross profit of $12.8 million in the fourth quarter of 2011. On a weighted average basis, fuel margin for all gallons sold increased to 3.5 cents per gallon in the fourth quarter of 2012 compared to pro forma 3.3 cents per gallon in the prior-year period.
Affiliate customers as of December 31, 2012 include 559 Stripes® convenience stores operated by our parent company (Susser Holdings Corporation or SUSS), as well as SUSS' sales of motor fuel under consignment arrangements at approximately 90 independently operated convenience stores. Motor fuel gallons sold to affiliates during the fourth quarter increased 5.4 percent versus the prior-year period to 245.0 million gallons. Gross profit on motor fuel sold to affiliates totaled $7.3 million versus pro forma $7.0 million in the comparable three-month period last year, with the margin per gallon at 3.0 cents in each period.
Third-party customers of SUSP include over 485 independent dealers under long-term fuel supply agreements and over 1,600 commercial customers as of December 31, 2012. Total gallons of motor fuel sold to third parties increased year-over-year by 1.6 percent to 117.2 million gallons for the quarter. Gross profit on motor fuel sold to these third-party customers was $5.3 million or 4.5 cents per gallon, compared to $4.3 million, or 3.8 cents per gallon, in the prior-year period on a pro forma basis.

Full-Year Pro Forma Comparison
Pro forma revenue for 2012 totaled $4,285.6 million, an 11.9 percent increase compared to $3,829.8 million in 2011. Pro forma gross profit for the year totaled $56.8 million, a 12.8 percent increase compared to $50.3 million in the prior year. On a weighted average basis, pro forma fuel margin for all gallons sold increased to 3.5 cents per gallon in 2012 from 3.4 cents per gallon in 2011.

Capital Spending and Financing
SUSP completed the acquisition of eight Stripes convenience stores during the fourth quarter of 2012 for a total cost of $29.0 million. So far in the first quarter of 2013, SUSP has acquired three additional Stripes convenience stores for a total of $10.9 million.
Including the Stripes store purchases, SUSP gross capital expenditures for the fourth quarter were $34.2 million, of which $33.7 million was for growth capital and $0.5 million for maintenance capital. At year-end, SUSP had borrowings against its revolving line of credit of $35.6 million and other long-term debt of $149.3 million, of which $148.3 million is collateralized by marketable securities.

2013 Guidance
SUSP's management team is providing the following guidance for 2013 based on current assumptions and expectations. Please refer to disclosures below regarding forward-looking statements.

FY 2013 Guidance
Motor Fuel Gallons (billions) (a)	1.45 - 1.60
Fuel Margin (cents/gallon) (a)	3.3 - 3.5
New Stripes stores expected to be purchased by SUSP (b)	25 - 35
New Wholesale dealer and consignment sites (c)	25 - 40
Maintenance Capital Spending (millions)	$1 - $3
Expansion Capital Spending (millions) (d)	$95-$135

(a)	Includes affiliated and third-party gallons.

(b)	Based on Susser Holdings Corporation guidance of 29 - 35 new Stripes stores to be built in 2013.

(c)	Does not reflect existing wholesale store closures, which are typically lower volume locations than new sites.

(d)	Expansion capital includes potential Stripes store purchases. The Partnership does not provide guidance on potential acquisitions.
_______________________

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income for the periods presented.

Factors Affecting Comparability and Explanation of Pro Forma Results
SUSP completed its initial public offering of common units representing limited partner interests on September 25, 2012. Reported results of operations for the 12-month period ending December 31, 2012 include the results of the Partnership's Predecessor up to September 25, 2012, at which time SUSP assumed operations. Prior to September 25, 2012, the Predecessor did not charge intercompany gross profit on motor fuel sales to Susser Holdings' Stripes® convenience stores. Additionally, not all of the wholesale operations of the Predecessor were contributed to SUSP, such as consignment location fuel sales and the fuel transportation assets and operations. As a result, actual operating results are not comparable on a period-to-period basis.
Selected supplemental pro forma information is being provided which reflects certain SUSP results as if the current structure and contracts had been in place on January 1, 2011. The pro forma results show actual gallons sold but reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2011. Additional detail regarding our pro forma adjustments are included in the attached tables. Management believes the pro forma presentation provides investors with a more relevant comparison to historical and future periods as opposed to actual results.

Fourth Quarter Earnings Conference Call
The management teams of SUSP and SUSS will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss fourth quarter results for both companies. To participate in the call, dial 480-629-9645 10 minutes prior to the call and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through March 6 by calling 303-590-3030 and using the pass code 4592719#.

About Susser Petroleum Partners LP
Houston-based Susser Petroleum Partners LP is a publicly-traded partnership formed by Susser Holdings Corporation to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes over 1.4 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes® convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements.” These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: Susser Holdings' business strategy, operations and conflicts of interest with us; our ability to renew or renegotiate our long-term distribution contracts with our customers; changes in the price of and demand for the motor fuel that we distribute; our dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; our ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; our reliance on SHC for transportation services;  and other unforeseen factors.  For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Partnership's Prospectus filed with the Securities and Exchange Commission on September 21, 2012. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Supplemental Information
The following presentation reflects the revenues and gross profit for SUSP had it completed its initial public offering and related transactions on January 1, 2011. Specifically, the following schedule gives effect to:

•
the contribution by Susser Petroleum Company LLC (our "Predecessor") to us of substantially all of the assets and operations comprising its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable);

•	the contribution by SUSS and our Predecessor to us of certain convenience store properties;

•
our entry into a fuel distribution contract with SUSS, which provides (i) a three cent fixed profit margin on the motor fuel distributed to SUSS for its Stripes® convenience stores, instead of no margin historically reflected in our Predecessor financial statements and (ii) a three cent fixed profit margin on all volumes sold to SUSS for its independently operated consignment locations, instead of the variable and higher margin received by our Predecessor under consignment contracts; and

•	the elimination of revenues and costs associated with the transportation business that were included in our Predecessor's results of operations.

As used in the following table, “affiliates” refers to sales to SUSS for its Stripes® convenience stores and independently operated consignment locations; “third-party” refers to sales to independently operated dealer supply locations and other commercial customers.

	Pro Forma Three Months Ended				Pro Forma Twelve Months Ended
	December 31, 2011		December 31, 2012		December 31, 2011		December 31, 2012
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenues:
Motor fuel sales to third parties	$322,191		$329,664		$1,216,896		$1,423,762
Motor fuel sales to affiliates	644,530		676,286		2,605,050		2,853,052
Rental income	848		967		3,304		3,484
Other income	1,255		1,643		4,596		5,255
Total revenue	968,824		1,008,560		3,829,846		4,285,553
Gross profit:
Motor fuel sales to third parties	4,331		5,282		17,579		20,957
Motor fuel to affiliates	6,973		7,310		26,956		29,206
Rental income	848		967		3,304		3,484
Other	685		1,052		2,474		3,125
Total gross profit	$12,837		$14,611		$50,313		$56,772
Operating Data:
Motor fuel gallons sold:
Third‑party dealers and other commercial customers	115,335		117,196		413,888		475,507
Affiliated gallons	232,433		244,992		898,522		974,439
Total gallons sold	347,768		362,188		1,312,410		1,449,946
Motor fuel gross profit cents per gallon:
Third‑party	3.8	¢	4.5	¢	4.2	¢	4.4	¢
Affiliated	3.0	¢	3.0	¢	3.0	¢	3.0	¢
Volume‑weighted average for all gallons	3.3	¢	3.5	¢	3.4	¢	3.5	¢

Susser Petroleum Partners LP
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2012	December 31, 2011	December 31, 2012 (1)
	Predecessor		Predecessor
	(dollars in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$403,512	$329,664	$1,549,143	$1,694,025
Motor fuel sales to affiliates	558,582	676,286	2,257,788	2,570,757
Rental income	1,366	967	5,467	5,045
Other income	1,979	1,643	7,980	7,514
Total revenues	965,439	1,008,560	3,820,378	4,277,341
Cost of sales:
Motor fuel cost of sales to third parties	396,073	324,382	1,517,926	1,660,733
Motor fuel cost of sales to affiliates	558,582	668,976	2,257,788	2,562,976
Other	320	591	1,641	2,130
Total cost of sales	954,975	993,949	3,777,355	4,225,839
Gross profit	10,464	14,611	43,023	51,502
Operating expenses:
General and administrative	2,860	3,177	10,559	12,013
Other operating	1,065	503	4,870	5,178
Rent	1,051	269	4,322	3,527
Loss on disposal of assets	8	112	221	341
Depreciation, amortization and accretion	2,127	1,238	6,090	7,031
Total operating expenses	7,111	5,299	26,062	28,090
Income from operations	3,353	9,312	16,961	23,412
Interest expense, net	(78)	(516)	(324)	(809)
Income before income taxes	3,275	8,796	16,637	22,603
Income tax expense	(1,201)	(220)	(6,039)	(5,033)
Net income and comprehensive income	$2,074	$8,576	$10,598	$17,570

Less: Predecessor income prior to initial public offering on September 25, 2012	—	8,420
Limited partners' interest in net income subsequent to initial public offering	$8,576	$9,150

Net income per limited partner unit:
Common (basic and diluted)	$0.39	$0.42
Subordinated (basic and diluted)	$0.39	$0.42

Limited partner units outstanding:
Common units - public	10,925,000	10,925,000
Common units - affiliated	14,436	14,436
Subordinated units - affiliated	10,939,436	10,939,436

Cash distribution per unit	$0.44	$0.47
(1) Our results for the twelve months ended December 31, 2012 include the results of our Predecessor through September 24, 2012, and the Partnership for the 98-day period from September 25, 2012 to December 31, 2012. See the table following these financials for a disaggregation of results between our Predecessor and the Partnership.

Susser Petroleum Partners LP
Consolidated Balance Sheets

	December 31, 2011	December 31, 2012
	Predecessor
	(in thousands except units)
Assets
Current assets:
Cash and cash equivalents	$240	$6,752
Accounts receivable, net of allowance for doubtful accounts of $167 at December 31, 2011, and $103 at December 31, 2012	31,760	33,008
Receivables from affiliates	106,553	59,543
Inventories, net	7,023	2,981
Other current assets	1,836	821
Total current assets	147,412	103,105
Property and equipment, net	39,049	68,173
Other assets:
Marketable securities	—	148,264
Goodwill	20,661	12,936
Intangible assets, net	23,309	23,131
Other noncurrent assets	885	191
Total assets	$231,316	$355,800
Liabilities and unitholder's equity
Current liabilities:
Accounts payable	$98,316	$88,884
Accrued expenses and other current liabilities	8,010	1,101
Current maturities of long-term debt	22	24
Total current liabilities	106,348	90,009
Revolving line of credit	—	35,590
Long-term debt	1,098	149,241
Deferred tax liability, long-term portion	2,595	152
Other noncurrent liabilities	5,462	2,476
Total liabilities	115,503	277,468
Commitments and contingencies:
Unitholders' equity:
Susser Petroleum Partners LP unitholders' equity:
Predecessor equity	115,813	—
Common unitholders - public (10,925,000 units issued and outstanding)	—	210,462
Common unitholders - affiliated (14,436 units issued and outstanding)	—	(177)
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding)	—	(131,953)
Total unitholders' equity	115,813	78,332
Total liabilities and unitholders' equity	$231,316	$355,800

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. Historical results include our Predecessor's results of operations. See table below for a disaggregation of results between our Predecessor (prior to September 25, 2012) and the Partnership (beginning September 25, 2012). The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

	Three Months Ended				Twelve Months Ended
	December 31, 2011		December 31, 2012		December 31, 2011		December 31, 2012
	Predecessor				Predecessor
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenues:
Motor fuel sales to third parties (1)	$403,512		$329,664		$1,549,143		$1,694,025
Motor fuel sales to affiliates (1)	558,582		676,286		2,257,788		2,570,757
Rental income	1,366		967		5,467		5,045
Other income	1,979		1,643		7,980		7,514
Total revenue	$965,439		$1,008,560		$3,820,378		$4,277,341
Gross profit:
Motor fuel gross profit to third parties (1)	$7,439		$5,282		$31,217		$33,292
Motor fuel gross profit to affiliates (1)	—		7,310		—		7,781
Rental income	1,366		967		5,467		5,045
Other	1,659		1,052		6,339		5,384
Total gross profit	$10,464		$14,611		$43,023		$51,502
Net income	$2,074		$8,576		$10,598		$17,570
Adjusted EBITDA (3)	$5,608		$10,757		$23,979		$31,695
Distributable cash flow (3)			$9,813				$10,457
Capital expenditures, net (2)	$12,789		$33,585		$19,153		$42,685
Operating Data:
Total motor fuel gallons sold:
Third-party dealers and other commercial customers	143,804		117,196		522,832		560,191
Affiliated gallons	203,963		244,992		789,578		889,755
Average wholesale selling price per gallon	$2.77		$2.78		$2.90		$2.94
Motor fuel gross profit cents per gallon (1):
Third-party	5.2	¢	4.5	¢	6.0	¢	5.9	¢
Affiliated	0.0	¢	3.0	¢	0.0	¢	0.9	¢
Volume-weighted average for all gallons	2.1	¢	3.5	¢	2.4	¢	2.8	¢

(1)
For the periods presented prior to September 25, 2012, affiliated sales only include sales to Stripes® convenience stores, for which our Predecessor historically received no margin, and third-party motor fuel sales and gross profit cents per gallon includes the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following the IPO we sell fuel to SUSS for both Stripes® convenience stores and SUSS' independently operated consignment locations at a fixed profit margin of approximately three cents per gallon. As a result, volumes sold to consignment locations are included in the calculation of third-party motor fuel gross profit cents per gallon in the historical operating data prior to September 25, 2012, and in the calculation of affiliated motor fuel gross profit cents per gallon in the historical data beginning September 25, 2012.

(2)	Net capital expenditures include acquisitions and purchase of intangibles assets, less proceeds from asset dispositions.

(3)
We define EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash state franchise tax expense, maintenance capital expenditures, and other non-cash adjustments. Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP. Distributable cash flow for the year ended December 31, 2012 does not include results related to our Predecessor prior to September 25, 2012.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	they are used as performance measures under our revolving credit facility;

•	securities analysts and other interested parties use such calculations as a measure of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures.
EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2012	December 31, 2011	December 31, 2012
	Predecessor		Predecessor
	(in thousands)
Net income	$2,074	$8,576	$10,598	$17,570
Depreciation, amortization and accretion	2,127	1,238	6,090	7,031
Interest expense, net	78	516	324	809
Income tax expense	1,201	220	6,039	5,033
EBITDA	5,480	10,550	23,051	30,443
Non-cash stock-based compensation	120	95	707	911
Loss on disposal of assets and impairment charge	8	112	221	341
Adjusted EBITDA	$5,608	$10,757	$23,979	$31,695
Cash interest expense		421
State franchise tax expense (cash)		67
Maintenance capital expenditures		456
Distributable cash flow (1)		$9,813
(1) Distributable cash flow is only calculated subsequent to September 25, 2012. See following table for disaggregation of the twelve months ended December 31, 2012.

The following table is a summary of our results of operations for the twelve months ended December 31, 2012, disaggregated for the periods proceeding and following our IPO:

	Twelve Months Ended December 31, 2012
	Susser Petroleum Company LLC Predecessor	Susser Petroleum Partners LP	Total
	Through September 24, 2012	From September 25, 2012
	(in thousands)
Revenues:
Motor fuel sales to third parties	$1,339,980	$354,045	$1,694,025
Motor fuel sales to affiliates	1,848,655	722,102	2,570,757
Rental income	4,023	1,022	5,045
Other income	5,764	1,750	7,514
Total revenue	3,198,422	1,078,919	4,277,341
Gross profit:
Motor fuel gross profit to third parties	27,678	5,614	33,292
Motor fuel gross profit to affiliates	6	7,775	7,781
Rental income	4,023	1,022	5,045
Other	4,287	1,097	5,384
Total gross profit	35,994	15,508	51,502
Net income	$8,420	$9,150	$17,570
Adjusted EBITDA(1)	$20,272	$11,423	$31,695
Distributable cash flow (1)		$10,457
(1) Reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Twelve Months Ended December 31, 2012
	Susser Petroleum Company LLC Predecessor	Susser Petroleum Partners LP	Total
	Through September 24, 2012	From September 25, 2012
	(in thousands)
Net income	$8,420	$9,150	$17,570
Depreciation, amortization and accretion	5,735	1,296	7,031
Interest expense, net	269	540	809
Income tax expense	4,809	224	5,033
EBITDA	19,233	11,210	30,443
Non-cash stock-based compensation	810	101	911
Loss on disposal of assets and impairment charge	229	112	341
Adjusted EBITDA	$20,272	11,423	$31,695
Cash interest expense		439
State franchise tax expense (cash)		71
Maintenance capital expenditures		456
Distributable cash flow		$10,457